UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2012

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
240 Route 10 West Whippany, NJ		07981
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 6, 2012, Suburban Propane Partners, L.P., a Delaware limited partnership (“Suburban”) entered into a second amendment (the “CA Amendment”) to the Contribution Agreement, dated as of April 25, 2012, as amended on June 15, 2012, with Inergy, L.P., a Delaware limited partnership (“NRGY”), Inergy GP, LLC, a Delaware limited liability company, and Inergy Sales & Service, Inc., a Delaware corporation. The CA Amendment provides that Suburban will offer $65.0 million in aggregate cash consent payments in connection with Suburban’s previously announced exchange offers and consent solicitations for NRGY Notes relating to the planned acquisition of NRGY’s retail propane operations (the “Inergy Propane Acquisition”) and that NRGY will pay $36.5 million to Suburban in cash at closing of the Inergy Propane Acquisition. The CA Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On July 6, 2012, Suburban issued a press release relating to the previously announced exchange offers and consent solicitations in connection with the planned acquisition of NRGY’s retail propane operations. In the press release, Suburban announced that it had extended the consent date and expiration date, increased the cash consent payment, increased the coupon of the notes being offered and modified certain other terms of the notes being offered. A copy of the press release is attached as Exhibit 99.1 hereto.

Updated pro forma financial information showing the effect of these modifications to the terms of the exchange offers and consent solicitations has been included in Item 9.01(b) of this current Report on Form 8-K.

In addition, within the press release, we reference earnings before interest, income taxes, depreciation and amortization (“EBITDA”) which is considered a non-GAAP financial measure. Additionally, we discuss EBITDA, net income and net income per Common Unit, excluding the impact of unrealized (non-cash) gains or losses attributable to mark-to-market activity on derivative instruments and loss on debt extinguishment (“Adjusted EBITDA”). We provide these non-GAAP financial measures because we believe that they assist the investment community in properly assessing our liquidity on a year-over-year basis. In addition, we believe that these non-GAAP financial measures provide useful information to investors and industry analysts that facilitates the comparison of cash flows between periods for purposes of evaluating our ability to meet our debt service obligations and to pay quarterly distributions. In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios.

A reconciliation of EBITDA and Adjusted EBITDA to net income is presented in the Press Release furnished as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information

On May 3, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.3 unaudited pro forma condensed combined financial information as of and for the six months ended March 24, 2012 and for the year ended September 24, 2011. This unaudited pro forma condensed combined financial information was prepared to give effect to the acquisition of NRGY’s retail propane business. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 of our Current Report on Form 8-K filed on June 15, 2012.

On July 6, 2012, Suburban announced that it increased the interest rates on the notes being offered to NRGY noteholders in the exchange offers for their NRGY notes and increased the cash consent payment being offered to the NRGY noteholders in connection with the related consent solicitations. Attached as Exhibit 99.2 hereto is updated unaudited pro forma condensed combined financial information reflecting the increased interest rates and cash consent payment. This updated pro forma financial information replaces the previously provided pro forma financial information in its entirety.

This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been if the acquisition of NRGY’s retail propane business had occurred on the dates indicated, nor are they necessarily indicative of our future operating results or financial position.

(d)	Exhibits:

2.1	Second Amendment to Contribution Agreement dated as of July 6, 2012 by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P.

99.1	Suburban Propane Partners, L.P. Extends Consent Date and Expiration Date and Modifies Terms of Exchange Offers and Consent Solicitations in Connection with its Planned Acquisition of Inergy, L.P.’s Retail Propane Operations

99.2	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: July 6, 2012	By:	/s/ Michael A. Stivala
Name: Michael A. Stivala
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit

2.1	Second Amendment to Contribution Agreement dated as of July 6, 2012 by and among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P.

99.1	Suburban Propane Partners, L.P. Extends Consent Date and Expiration Date and Modifies Terms of Exchange Offers and Consent Solicitations in Connection with its Planned Acquisition of Inergy, L.P.’s Retail Propane Operations

99.2	Unaudited Pro Forma Condensed Combined Financial Information